FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This First Amendment (the "Amendment") to the Distribution Agreement dated as of May 31, 2017 (the "Agreement"), by and between RMB Investors Trust (the "Client") and Foreside Fund Services, LLC (the "Distributor") is entered into as of December 13, 2017 (the "Effective Date") except as otherwise noted below.

WHEREAS, the Client and Distributor ("the Parties") desire to amend Exhibit A of the Agreement to reflect the addition of three Funds; and

WHEREAS, pursuant to Section 16 of the Agreement, all amendments are required to be in writing and executed by the parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.
Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of the RMB Japan Fund, RMB International Fund, and RMB International Small Cap Fund.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

RMB INVESTORS TRUST	FORESIDE FUND SERVICES, LLC

By: /s/Walter Clark	By: /s/Mark Fairbanks
Walter Clark	Mark Fairbanks
President	Vice President

Exhibit A

Fund Names

RMB Fund
RMB Mendon Financial Long/Short Fund
RMB Mendon Financial Services Fund
RMB Japan Fund
RMB International Fund
RMB International Small Cap Fund